Exhibit 99

Sterling Bancorp Reports Fourth Quarter and Full Year 2019 Financial Results

Q4 2019 Highlights

•	Net income of $14.0 million, up 0.5% from Q3 2019, and down 13% from Q4 2018
•	Fully diluted EPS of $0.28, unchanged from Q3 2019 and down 7% from Q4 2018
•	Fourth quarter ROAA of 1.70% and ROATCE of 15.62%, and full year 2019 ROAA of 1.74% and ROATCE of 16.38%
•	Revenue, net of interest expense, was $32.3 million, down 3% from Q3 2019, and 12% from Q4 2018
•	Total loan originations of $281.7 million, consistent with Q3 2019 and down from $332.7 million in Q4 2018
•	Total gross loans, including loans held for investment and loans held for sale, of $2.91 billion, down slightly from Q3 2019 and Q4 2018
•	Total deposits of $2.50 billion, a 3% decrease from Q3 2019, and a 2% increase from Q4 2018
•	Net interest margin of 3.74%, compared to 3.70% in Q3 2019 and 3.90% in Q4 2018
•	Repurchased approximately 0.5 million shares of common stock at an average price of $9.93 during the quarter

Southfield, Michigan, January 29, 2020 – Sterling Bancorp, Inc. (NASDAQ: SBT) (the “Company”), the holding company of Sterling Bank and Trust, F.S.B. (the “Bank”), today reported unaudited financial results for its fourth quarter and full year ended December 31, 2019.

For the fourth quarter 2019, net income totaled $14.0 million, or $0.28 per diluted share, based on 50.0 million weighted average diluted shares outstanding. This compares to third quarter 2019 net income of $13.9 million, or $0.28 per diluted share, based on 50.4 million weighted average diluted shares outstanding. For the fourth quarter of 2018, net income totaled $16.0 million, or $0.30 per diluted share, based on 53.0 million weighted average diluted shares outstanding.

“Overall, our financial results for the fourth quarter were in line with our expectations,” said Tom Lopp, Chairman, CEO and President of Sterling Bancorp. “Our EPS for the quarter was consistent with the third quarter despite lower revenue and higher operating expenses as we benefitted from a lower income tax rate. We continue to generate strong returns, as our annualized return on average assets was 1.70% and our annualized return on average tangible common equity was 15.62%.”

“During the quarter, net interest margin improved, primarily due to lower deposit costs more than offsetting the decline in the yield on our interest earning assets. Our loan production was lower during the quarter primarily due to lower residential mortgage production, which was partially offset by higher commercial real estate and construction loan production. As a result, our total loans declined slightly during the quarter.”

“As we previously announced, on December 9, 2019, we suspended our Advantage Loan program in connection with an ongoing internal review of the program’s documentation procedures. As a result of this action, we expect our near-term total loan production to be below historical levels and adversely impact our portfolio loan growth rates. Our operating expense levels are also expected to be elevated as we invest in our compliance infrastructure. We intend to offset a portion of our reduced loan volume by continuing to work on initiatives to diversify our overall loan production, including expanding our commercial lending and tenant-in-common lending efforts. In addition, we will continue to develop new residential loan products that we believe will meet the needs of our customers, as well as have a broader appeal in our served markets. We are committed to making the necessary investments in order to realize the bank’s long-term growth potential,” concluded Mr. Lopp.

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Financial Highlights (Unaudited)
	At or for the Three Months Ended
(dollars in thousands, except per share data)	December 31, 2019	September 30, 2019	December 31, 2018
Net income	$13,950	$13,884	$15,996
Income per share, diluted	$0.28	$0.28	$0.30
Net interest income	$29,959	$30,010	$30,706
Net interest margin	3.74%	3.70%	3.90%
Non-interest income	$2,386	$3,165	$6,014
Non-interest expense	$14,577	$13,426	$13,681
Loans, net of allowance for loan losses	$2,891,530	$2,904,232	$2,895,953
Total deposits	$2,495,440	$2,571,845	$2,452,685
Nonperforming loans	$10,953	$9,974	$4,500
Allowance for loan losses to total loans	0.75%	0.72%	0.75%
Allowance for loan losses to nonperforming loans	198%	213%	486%
Provision for loan losses	$450	$251	$1,045
Net recoveries	$(76)	$(35)	$(40)
Return on average assets	1.70%	1.67%	1.99%
Return on average shareholders' equity	15.61%	15.97%	19.36%
Efficiency ratio	45.07%	40.47%	37.26%

Operating Results for the Fourth Quarter 2019

Revenue

Revenue, net of interest expense, was $32.3 million for the fourth quarter of 2019, a decrease of 3% from the third quarter of 2019. The decline was attributable to a $0.8 million decrease in non-interest income.

Revenue, net of interest expense, for the fourth quarter of 2018 was $36.7 million. The 12% year-over-year decrease was due to a $3.6 million decrease in non-interest income and a $0.7 million decrease in net interest income.

Net Interest Income

Net interest income for the fourth quarter of 2019 was $30.0 million, consistent with the third quarter of 2019. Average interest earning assets declined by $40.6 million, but the impact was offset by a 4 basis point increase in the net interest margin.

Relative to the fourth quarter of 2018, net interest income decreased 2% from $30.7 million. The decline in net interest income from the fourth quarter of 2018 was primarily attributable to a 16 basis point decrease in the net interest margin, partially offset by a $57.0 million increase in average interest earning assets.

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Net Interest Margin

Net interest margin for the fourth quarter of 2019 was 3.74%, up 4 basis points from the net interest margin of 3.70% for the third quarter of 2019. Net interest margin was positively impacted by a 10 basis point decrease in the average cost of interest-bearing liabilities, partially offset by a 6 basis point decrease in the average yield on interest earning assets.

Relative to the fourth quarter of 2018, net interest margin decreased from 3.90%, primarily due to a 12 basis point increase in the average cost of interest-bearing liabilities and a 7 basis point decrease in the average yield on interest earning assets.

Non-interest Income

Non-interest income for the fourth quarter of 2019 was $2.4 million, a decrease from $3.2 million for the third quarter of 2019. The decline was primarily the result of a $1.9 million decrease in the gain on sale of loans due to less residential mortgages sold in the secondary market as compared to the prior quarter, as well as a loss on the sale of a CRA qualifying loan pool that was both purchased and sold in the fourth quarter. This decrease was partially offset by a $0.8 million increase in other income as a result of a final distribution payment on an equity investment (without a readily determinable fair value) in excess of its remaining book value and a mortgage servicing rights valuation allowance recovery taken in the fourth quarter as compared to the prior quarter’s expense.

Non-interest income decreased $3.6 million from $6.0 million in the fourth quarter of 2018, primarily as a result of a $4.6 million decrease in the gain on sale of loans due to less residential mortgages sold in the secondary market as compared to the prior year period, as well as the loss on the sale of a CRA qualifying loan pool that was both purchased and sold in the fourth quarter. This was partially offset by a $0.3 million increase in net servicing income due primarily to a mortgage servicing rights valuation allowance recovery taken in the fourth quarter as compared to the prior year fourth quarter’s expense and the $0.8 million increase in other income discussed above.

Non-interest Expense

Non-interest expense for the fourth quarter of 2019 was $14.6 million, an increase from $13.4 million for the third quarter of 2019. The increase was primarily attributable to higher professional fees, a substantial portion of which related to increased spending on regulatory compliance and internal review initiatives, as well as higher occupancy and equipment expenses. Partially offsetting these increases were lower salaries and employee benefits and other expenses. In addition, we again did not incur any FDIC assessments due to Small Bank Assessment Credits applied during the quarter.

Relative to the fourth quarter of 2018, non-interest expense increased 7% from $13.7 million. The increase was primarily due to higher professional fees, a substantial portion of which related to increased spending on regulatory compliance and internal review initiatives, as well as higher occupancy and equipment expenses. Partially offsetting these increases were lower salaries and employee benefits, advertising and marketing expenses, FDIC assessments and other expenses.

The Company’s operating efficiency ratio was 45.1% in the fourth quarter of 2019, compared with 40.5% in the third quarter of 2019 and 37.3% in the fourth quarter of 2018.

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Income Taxes

The effective tax rate for the fourth quarter of 2019 was 19%, down from 29% for the third quarter of 2019 and from 27% for the fourth quarter of 2018. The lower tax rate in the fourth quarter of 2019 was due primarily to changes in state tax estimates for 2019.

Loan Portfolio

Total gross loans, which includes those held for investment and held for sale, were $2.91 billion at December 31, 2019, down slightly from September 30, 2019. The Company had a $28.4 million decrease in residential mortgage loans held for investment, a $22.8 million increase in construction and commercial real estate loans and a $6.6 million decrease in commercial lines of credit. The decline in residential loans held for investment was primarily due to lower production combined with a modest increase in payoffs. The lower production of residential loans was partially due to the Company’s decision to suspend its Advantage Loan program, which occurred in early December.

During the fourth quarter of 2019, the Company originated $281.7 million in loans, which included $200.6 million in residential mortgage loans, $58.8 million in construction loans, $20.8 million in commercial real estate loans and $1.5 million in commercial lines of credit.

The Company sold $51.4 million in residential mortgage loans during the fourth quarter, including $25.7 million of Agency loans and a $25.7 million CRA qualifying loan pool that was both purchased and sold in the quarter, down from $76.1 million of loans sold in the third quarter. In the near-term, the Company will likely undertake minimal loan sales and rather retain the majority of its new loan production on its balance sheet.

Deposits

Total deposits were $2.50 billion at December 31, 2019, compared with $2.57 billion at September 30, 2019. The $76.4 million decrease was primarily attributable to a $62.9 million decrease in time deposits and a $13.7 million decrease in money market, savings and NOW deposits. Brokered CDs were unchanged at $25.0 million.

Credit Quality

Nonperforming assets totaled $13.3 million, or 0.41% of total assets, at December 31, 2019, compared with $12.3 million, or 0.37% of total assets, at September 30, 2019. The increase was primarily due to a $4.4 million increase in residential nonperforming loans, offset in part by the full payoff of a $3.5 million construction loan that was previously classified as nonperforming.

Recoveries for the fourth quarter of 2019 were $76,000 and there were no charge offs during the quarter.

The Company recorded a provision for loan losses of $0.5 million for the fourth quarter of 2019, compared to $0.3 million for the third quarter of 2019. The larger provision was primarily attributable to increases in required reserves on commercial real estate and construction loans.

The allowance for loan losses was 0.75% of total loans and 198% of nonperforming loans at December 31, 2019, compared with 0.72% and 213%, respectively, at September 30, 2019.

4

Capital

At December 31, 2019, the Bank exceeded all regulatory capital requirements under Basel III and was considered to be a ‘‘well-capitalized’’ financial institution, as summarized in the following tables:

	Well Capitalized	Company Actual at December 31, 2019
Total adjusted capital to risk-weighted assets	N/A	22.98%
Tier 1 (core) capital to risk-weighted assets	N/A	18.51%
Common Tier 1 (CET 1)	N/A	18.51%
Tier 1 (core) capital to adjusted tangible assets	N/A	10.96%

	Well Capitalized	Sterling Bank Actual at December 31, 2019
Total adjusted capital to risk-weighted assets	10.00%	18.90%
Tier 1 (core) capital to risk-weighted assets	8.00%	17.78%
Common Tier 1 (CET 1)	6.50%	17.78%
Tier 1 (core) capital to adjusted tangible assets	5.00%	10.52%

Share Repurchase Program

During the quarter, the Company repurchased approximately 0.5 million shares of common stock at an average price of $9.93 per share. For the year, approximately 3.1 million shares have been repurchased at an average price of $9.68 per share.

Conference Call and Webcast

Management will host a conference call today at 5:00 p.m. Eastern Time to discuss the Company's financial results. The conference call number for U.S. participants is (833) 535-2201 and the conference call number for participants outside the U.S. is (412) 902-6744. Additionally, interested parties can listen to a live webcast of the call in the "Investor Relations" section of the Company's website at www.sterlingbank.com. An archived version of the webcast will be available in the same location shortly after the live call has ended.

A replay of the conference call may be accessed through February 12, 2020 by dialing (877) 344-7529, using conference ID number 10138163.

About Sterling Bancorp, Inc.

Sterling Bancorp, Inc. is a unitary thrift holding company. Its wholly owned subsidiary, Sterling Bank and Trust, F.S.B., has primary branch operations in San Francisco and Los Angeles, California, New York City and Bellevue, Washington. Sterling offers a broad range of loan products to the residential and commercial markets, as well as retail and business banking services. Sterling also has an operations center and a branch in Southfield, Michigan. Sterling was named as the top performing community bank in the United States with total assets between $3 billion and $10 billion in 2018 by S&P Global Market Intelligence for the second year in a row (in 2017 the asset range was $1 billion to $10 billion). For additional information, please visit the Company’s website at http://www.sterlingbank.com.

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Non-GAAP Financial Measures

Some of the financial measures included in this press release are not measures of financial performance recognized in accordance with accounting principles generally accepted in the United States (“GAAP”). These non-GAAP financial measures include “Average Tangible Common Equity,” and “Return on Average Tangible Common Equity,” each of which are common metrics in the banking industry. Our management uses these non-GAAP financial measures to assess the Company’s capital strength and business performance. These non-GAAP financial measures are supplemental and are not a substitute for any analysis based on GAAP financial measures. Not all companies use the same calculation of these measures; therefore, this presentation may not be comparable to other similarly titled measures as presented by other companies. For further information see “Return on Average Tangible Common Equity Reconciliations (non-GAAP)” in the Financial Data section that follows.

Forward-Looking Statements

Readers should note that in addition to the historical information contained herein, this press release includes "forward-looking statements," within the meaning of the federal securities laws, including but not limited to statements about the Company’s expected loan production, operating expenses and future earnings levels. These statements are subject to many risks and uncertainties, including the effects of the suspension of our Advantage Loan program, our ability to comply with regulatory agreements, increased scrutiny of regulatory agencies, recent departures of loan producers, changes in interest rates and other general economic, business and political conditions, including changes in the financial markets; changes in business plans as circumstances warrant; and other risks detailed from time to time in filings made by the Company with the Securities and Exchange Commission. Readers should note that the forward-looking statements included in this press release are not a guarantee of future events, and that actual events may differ materially from those made in or suggested by the forward-looking statements. Forward-looking statements generally can be identified by the use of forward-looking terminology such as "will," "propose," "may," "plan," "seek," "expect," "intend," "estimate," "anticipate," "believe" or "continue," or similar terminology. Any forward-looking statements presented herein are made only as of the date of this press release, and we do not undertake any obligation to update or revise any forward-looking statements to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.

Contacts:

Financial Profiles, Inc.

Larry Clark

310-622-8223

Matthew Keating

310-622-2230

SBT@finprofiles.com

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Sterling Bancorp, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(dollars in thousands)	December 31, 2019	September 30, 2019	% change	December 31, 2018	% change
Assets
Cash and due from banks	$77,819	$146,246	(47)%	$52,526	48%
Interest-bearing time deposits with other banks	1,025	1,100	(7)%	1,100	(7)%
Investment securities	152,544	153,306	0%	148,896	2%
Mortgage loans held for sale	1,337	837	60%	1,248	7%
Loans, net of allowance for loan losses of $21,730, $21,204 and $21,850	2,891,530	2,904,232	0%	2,895,953	0%
Accrued interest receivable	13,718	13,861	(1)%	13,529	1%
Mortgage servicing rights, net	9,765	9,910	(1)%	10,633	(8)%
Leasehold improvements and equipment, net	9,198	9,386	(2)%	9,489	(3)%
Operating lease right-of-use assets	18,715	19,662	(5)%	-	N/M
Federal Home Loan Bank stock, at cost	22,950	22,950	0%	22,950	0%
Cash surrender value of bank-owned life insurance	31,917	31,761	0%	31,302	2%
Deferred tax asset, net	7,044	6,681	5%	6,122	15%
Other assets	2,202	2,298	(4)%	3,026	(27)%
Total assets	$3,239,764	$3,322,230	(2)%	$3,196,774	1%

Liabilities
Noninterest-bearing deposits	$77,563	$77,335	0%	$76,815	1%
Interest-bearing deposits	2,417,877	2,494,510	(3)%	2,375,870	2%
Total deposits	2,495,440	2,571,845	(3)%	2,452,685	2%
Federal Home Loan Bank borrowings	229,000	229,000	0%	293,000	(22)%
Subordinated notes, net	65,179	65,140	0%	65,029	0%
Operating lease liabilities	19,868	20,804	(4)%	-	N/M
Accrued expenses and other liabilities	69,960	84,064	(17)%	51,003	37%
Total liabilities	2,879,447	2,970,853	(3)%	2,861,717	1%

Shareholders’ Equity
Preferred stock, authorized 10,000,000 shares; no shares issued and outstanding	-	-	-	-	-
Common stock, no par value, authorized 500,000,000 shares; issued and outstanding 49,944,473 shares at December 31, 2019, 50,424,940 shares at September 30, 2019, and 53,012,283 shares at December 31, 2018	80,889	85,515	(5)%	111,238	(27)%
Additional paid-in capital	13,210	13,138	1%	12,713	4%
Retained earnings	266,022	252,571	5%	211,115	26%
Accumulated other comprehensive income (loss)	196	153	28%	(9)	N/M
Total shareholders’ equity	360,317	351,377	3%	335,057	8%
Total liabilities and shareholders’ equity	$3,239,764	$3,322,230	(2)%	$3,196,774	1%

N/M- not meaningful

Sterling Bancorp, Inc.

Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended					Year Ended
	December 31,	September 30,	%	December 31,	%	December 31,	December 31,	%
(dollars in thousands, except per share amounts)	2019	2019	change	2018	change	2019	2018	change
Interest income:
Interest and fees on loans	$41,581	$42,351	(2)%	$41,747	0%	$168,955	$157,499	7%
Interest and dividends on investment securities and restricted stock	1,225	1,252	(2)%	1,060	16%	4,976	3,679	35%
Other interest	378	608	(38)%	194	95%	1,438	593	142%
Total interest income	43,184	44,211	(2)%	43,001	0%	175,369	161,771	8%
Interest expense:
Interest on deposits	11,264	12,249	(8)%	9,635	17%	45,693	32,031	43%
Interest on Federal Home Loan Bank borrowings	784	777	1%	1,487	(47)%	3,991	4,951	(19)%
Interest on subordinated notes	1,177	1,175	0%	1,173	0%	4,701	4,689	0%
Total interest expense	13,225	14,201	(7)%	12,295	8%	54,385	41,671	31%
Net interest income	29,959	30,010	0%	30,706	(2)%	120,984	120,100	1%
Provision (recovery) for loan losses	450	251	79%	1,045	(57)%	(133)	3,229	(104)%
Net interest income after provision (recovery) for loan losses	29,509	29,759	(1)%	29,661	(1)%	121,117	116,871	4%
Non-interest income:
Service charges and fees	117	111	5%	113	4%	444	379	17%
Investment management and advisory fees	335	477	(30)%	467	(28)%	1,577	2,035	(23)%
Gain on sale of loans	7	1,877	(100)%	4,566	(100)%	6,366	16,673	(62)%
Net servicing income	675	240	181%	380	78%	238	1,381	(83)%
Other income	1,252	460	172%	488	157%	2,822	1,569	80%
Total non-interest income	2,386	3,165	(25)%	6,014	(60)%	11,447	22,037	(48)%
Non-interest expense:
Salaries and employee benefits	7,310	7,545	(3)%	7,587	(4)%	29,503	28,438	4%
Occupancy and equipment	2,455	2,126	15%	2,334	5%	8,988	7,250	24%
Professional fees	2,529	1,389	82%	774	227%	5,984	3,118	92%
Advertising and marketing	250	269	(7)%	470	(47)%	1,364	1,640	(17)%
FDIC assessments	(4)	(5)	20%	244	(102)%	436	1,447	(70)%
Data processing	351	271	30%	329	7%	1,233	1,223	1%
Other	1,686	1,831	(8)%	1,943	(13)%	7,342	7,220	2%
Total non-interest expense	14,577	13,426	9%	13,681	7%	54,850	50,336	9%
Income before income taxes	17,318	19,498	(11)%	21,994	(21)%	77,714	88,572	(12)%
Income tax expense	3,368	5,614	(40)%	5,998	(44)%	20,763	25,104	(17)%
Net income	$13,950	$13,884	0%	$15,996	(13)%	$56,951	$63,468	(10)%
Income per share, basic and diluted	$0.28	$0.28		$0.30		$1.11	$1.20
Weighted average common shares outstanding:
Basic	50,006,001	50,428,108		52,963,308		51,115,986	52,963,308
Diluted	50,023,608	50,441,572		52,967,004		51,128,345	52,965,567

Sterling Bancorp, Inc.

Selected Financial Data (Unaudited)

	As of and for the Three Months Ended			As of and for the Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
Performance Ratios:	2019	2019	2018	2019	2018
Return on average assets	1.70%	1.67%	1.99%	1.74%	2.04%
Return on average shareholders' equity	15.61%	15.97%	19.36%	16.37%	20.66%
Return on average tangible common equity	15.62%	15.98%	19.39%	16.38%	20.71%
Yield on earning assets	5.39%	5.45%	5.46%	5.48%	5.31%
Cost of average interest-bearing liabilities	1.90%	2.00%	1.78%	1.96%	1.56%
Net interest spread	3.49%	3.45%	3.68%	3.52%	3.75%
Net interest margin	3.74%	3.70%	3.90%	3.78%	3.94%
Efficiency ratio (1)	45.07%	40.47%	37.26%	41.42%	35.41%

(1)  Efficiency Ratio is computed as the ratio of non-interest expense divided by the sum of net interest income and non-interest income.

Sterling Bancorp, Inc.

Yield Analysis and Net Interest Income (Unaudited)

	Three Months Ended
	December 31, 2019			September 30, 2019			December 31, 2018
(dollars in thousands)	Average Balance	Interest	Average Yield/ Rate	Average Balance	Interest	Average Yield/ Rate	Average Balance	Interest	Average Yield/ Rate
Interest earning assets
Loans (1)	$2,938,052	$41,581	5.66%	$2,971,369	$42,351	5.70%	$2,957,092	$41,747	5.65%
Securities, includes restricted stock	189,336	1,225	2.59%	177,646	1,252	2.82%	161,362	1,060	2.63%
Other interest earning assets	79,310	378	1.91%	98,281	608	2.47%	31,207	194	2.49%
Total interest earning assets	$3,206,698	$43,184	5.39%	$3,247,296	$44,211	5.45%	$3,149,661	$43,001	5.46%
Interest-bearing liabilities
Money Market, Savings, NOW	$1,271,702	$3,682	1.15%	$1,300,786	$4,458	1.36%	$1,507,209	$5,495	1.45%
Time deposits	1,190,740	7,582	2.53%	1,217,234	7,791	2.54%	833,202	4,140	1.97%
Total interest-bearing deposits	2,462,442	11,264	1.81%	2,518,020	12,249	1.93%	2,340,411	9,635	1.63%
FHLB borrowings	230,492	784	1.33%	229,897	777	1.32%	338,462	1,487	1.72%
Subordinated debt	65,157	1,177	7.23%	65,116	1,175	7.22%	65,006	1,173	7.22%
Total borrowings	295,649	1,961	2.60%	295,013	1,952	2.59%	403,468	2,660	2.58%
Total interest-bearing liabilities	$2,758,091	13,225	1.90%	$2,813,033	14,201	2.00%	$2,743,879	12,295	1.78%
Net interest income and spread (2)		$29,959	3.49%		$30,010	3.45%		$30,706	3.68%
Net interest margin (2)			3.74%			3.70%			3.90%

(1) Nonaccrual loans are included in the respective average loan balances. Income, if any, on such loans is recognized on a cash basis.

(2) Interest income does not include taxable equivalent adjustments.

	Year Ended
	December 31, 2019			December 31, 2018
(dollars in thousands)	Average Balance	Interest	Average Yield/ Rate	Average Balance	Interest	Average Yield/ Rate
Interest earning assets
Loans (1)	$2,961,472	$168,955	5.71%	$2,861,847	$157,499	5.50%
Securities, includes restricted stock	178,032	4,976	2.80%	157,042	3,679	2.34%
Other interest earning assets	59,462	1,438	2.42%	27,012	593	2.20%
Total interest earning assets	$3,198,966	$175,369	5.48%	$3,045,901	$161,771	5.31%
Interest-bearing liabilities
Money Market, Savings, NOW	$1,350,013	$18,479	1.37%	$1,521,963	$19,278	1.27%
Time deposits	1,094,911	27,214	2.49%	763,212	12,753	1.67%
Total interest-bearing deposits	2,444,924	45,693	1.87%	2,285,175	32,031	1.40%
FHLB borrowings	262,939	3,991	1.52%	318,774	4,951	1.55%
Subordinated debt	65,099	4,701	7.22%	64,953	4,689	7.22%
Total borrowings	328,038	8,692	2.65%	383,727	9,640	2.51%
Total interest-bearing liabilities	$2,772,962	54,385	1.96%	$2,668,902	41,671	1.56%
Net interest income and spread (2)		$120,984	3.52%		$120,100	3.75%
Net interest margin (2)			3.78%			3.94%

(1) Nonaccrual loans are included in the respective average loan balances. Income, if any, on such loans is recognized on a cash basis.

(2) Interest income does not include taxable equivalent adjustments.

Sterling Bancorp, Inc.

Loan Composition (Unaudited)

(dollars in thousands)	December 31, 2019	September 30, 2019	% change	December 31, 2018	% change
Residential real estate	$2,476,866	$2,505,274	(1)%	$2,452,441	1%
Commercial real estate	240,081	224,570	7%	250,955	(4)%
Construction	178,376	171,051	4%	176,605	1%
Commercial lines of credit	17,903	24,512	(27)%	37,776	(53)%
Other consumer	34	29	17%	26	31%
Total loans held for investment	2,913,260	2,925,436	0%	2,917,803	0%
Less: allowance for loan losses	(21,730)	(21,204)	2%	(21,850)	(1)%
Loans, net	$2,891,530	$2,904,232	0%	$2,895,953	0%

Mortgage loans held for sale	$1,337	$837	60%	$1,248	7%
Total gross loans	$2,914,597	$2,926,273	0%	$2,919,051	0%

Sterling Bancorp, Inc.

Allowance for Loan Losses (Unaudited)

	Three Months Ended			Year Ended
(dollars in thousands)	December 31, 2019	September 30, 2019	December 31, 2018	December 31, 2019	December 31, 2018
Balance at beginning of period	$21,204	$20,918	$20,765	$21,850	$18,457
Provision (recovery) for loan losses	450	251	1,045	(133)	3,229
Charge offs	-	-	-	(176)	(4)
Recoveries	76	35	40	189	168
Balance at end of period	$21,730	$21,204	$21,850	$21,730	$21,850

Sterling Bancorp, Inc.

Deposit Composition (Unaudited)

(dollars in thousands)	December 31, 2019	September 30, 2019	% change	December 31, 2018	% change
Noninterest bearing demand deposits	$77,563	$77,335	0%	$76,815	1%
Money Market, Savings and NOW	1,263,801	1,277,518	(1)%	1,481,591	(15)%
Time deposits	1,154,076	1,216,992	(5)%	894,279	29%
Total deposits	$2,495,440	$2,571,845	(3)%	$2,452,685	2%

Sterling Bancorp, Inc.

Capital and Credit Quality Ratios (Unaudited)

	As of and for the Three Months Ended
(dollars in thousands)	December 31, 2019	September 30, 2019	December 31, 2018
Capital Ratios
Regulatory and Other Capital Ratios— Consolidated:
Total adjusted capital to risk-weighted assets	22.98%	22.64%	21.98%
Tier 1 (core) capital to risk-weighted assets	18.51%	18.17%	17.45%
Common Tier 1 (CET 1)	18.51%	18.17%	17.45%
Tier 1 (core) capital to adjusted tangible assets	10.96%	10.54%	10.42%

Regulatory and Other Capital Ratios—Bank:
Total adjusted capital to risk-weighted assets	18.90%	18.47%	16.94%
Tier 1 (core) capital to risk-weighted assets	17.78%	17.37%	15.80%
Common Tier 1 (CET 1)	17.78%	17.37%	15.80%
Tier 1 (core) capital to adjusted tangible assets	10.52%	10.07%	9.44%

Credit Quality Data
Nonperforming loans (1)	$10,953	$9,974	$4,500
Nonperforming loans to total loans	0.38%	0.34%	0.15%
Nonperforming assets (2)	$13,308	$12,345	$10,157
Nonperforming assets to total assets	0.41%	0.37%	0.32%
Allowance for loan losses to total loans	0.75%	0.72%	0.75%
Allowance for loan losses to nonperforming loans	198%	213%	486%
Net recoveries to average loans	(0.00)%	(0.00)%	(0.00)%

(1) Nonperforming loans include nonaccrual loans and loans past due 90 days or more and still accruing interest.

(2) Nonperforming assets include nonperforming loans and loans modified under troubled debt restructurings and other repossessed assets.

Return on Average Tangible Common Equity Reconciliations (non-GAAP)

Average tangible common equity and return on average tangible common equity are non-GAAP disclosures. Sterling’s management uses these non-GAAP financial measures to assess the Company’s capital strength and business performance. Average tangible common equity excludes the effect of intangible assets. This non-GAAP financial measure should not be considered a substitute for those comparable measures that are similarly titled that are determined in accordance with U.S. GAAP that may be used by other companies. The following is a reconciliation of average tangible common equity to the average shareholders’ equity, its most comparable GAAP measure, as well as a calculation of return on average tangible common equity as of December 31, 2019 and 2018, and September 30, 2019.

Sterling Bancorp, Inc.

GAAP to Non-GAAP Reconciliations

	As of and for the Three Months Ended						As of and for the Year Ended
	December 31,		September 30,		December 31,		December 31,	December 31,
(dollars in thousands)	2019		2019		2018		2019	2018
Net Income	$13,950		$13,884		$15,996		$56,951	$63,468
Average shareholders' equity	357,370		347,810		330,443		347,849	307,202
Adjustment
Customer-related intangible	(75)		(188)		(525)		(243)	(693)
Average tangible common equity	$357,295		$347,622		$329,918		$347,606	$306,509
Return on average tangible common equity	15.62	%*	15.98	%*	19.39	%*	16.38%	20.71%

*Annualized